Exhibit 99.C.6.
Opinion and Consent of John M. Valencia

April, 2000

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 2 to Registration Statement No. 333-65887 for Massachusetts Mutual Life Insurance Company's Flexible Premium Variable Adjustable Life Insurance Policy (the "Policy") under the Securities Act of 1933. The prospectus included in the post-effective amendment describes the Policy. I am familiar with the forms of the Policy and the prospectus.

In my opinion, the illustrations of benefits under the Policy included in the section entitled "Illustrations" in Appendix C of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policy. The age selected in the illustrations is representative of the manner in which the Policy operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to Registration Statement No. 333-65887, and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,

/s/ John M. Valencia
John M. Valencia, FSA, MAAA
Assistant Vice President